Index of Financial Statements and Exhibits to be Filed in EDGAR

      Exhibit

1-1	Consolidated Balance Sheet and Income Statement of FirstEnergy Ventures Corp.

1-2	Consolidated Balance Sheet and Income Statement of FirstEnergy Facilities Services Group, LLC.

A	Certificate of FirstEnergy Corp.